Exhibit (h)(8)(ii)

AMENDMENT

To Transfer Agency and Service Agreement

Between

Each Of The Entities Listed On Exhibit A

and

Boston Financial Data Services, Inc.

This Amendment is made as of this 29th day of October, 2007, between Hansberger International Series and each of its portfolios listed on exhibit A (collectively, the “Fund”) to the Transfer Agency and Service Agreement dated September 12, 2005 between the Fund and Boston Financial Data Services, Inc. (the “Transfer Agent”) (the “Agreement”). In accordance with Section 3.1 (Fee Schedule) and Section 15.1_ (Amendment) of the Agreement the parties desire to amend the Agreement to update the address for notices to the Fund and to provide for a voluntary waiver of the CUSIP minimum fee in 2008.

NOW THEREFORE, the parties agree as follows:

1. Notices. The address for notices and other communications to the Fund is hereby amended to read:

Hansberger International Series

c/o Natixis Asset Management Advisors, L.P.

399 Boylston Street, Boston, MA 02116

Attn: General Counsel

Fax: (617) 449-2880

2. Schedule 3.1.

Effective January 1, 2008, Schedule 3.1 (effective 9/1/05 to 9/30/08) to the Agreement is amended by (a) deleting the following phrase “Greater of the following account fees or $15, 000 minimum per CUSIP:” that appears after the words “Annual Account Service Fees” and replacing it with the following language: “The Fund shall pay the Transfer Agent account service fees in accordance with the following schedule: Greater of the following account fees or, subject to the voluntary waiver noted below, $15,000 minimum per CUSIP:” and (b) adding the following sentence immediately after the table of account service fees: “The Transfer Agent has agreed to a voluntary waiver of the minimum per CUSIP charges noted above until further notice, it being understood between the parties that any such notice to terminate the waiver shall be effective 30 days after being delivered to the Fund.”

3. All defined terms and definitions in the Agreement shall be the same in this amendment except as specifically revised by this Amendment.

4. In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HANSBERGER INTERNATIONAL SERIES		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Michael Kardok	By:	/s/ Rich Ahl
Name:	Michael Kardok	Name:	Rich Ahl
Title:	Treasurer	Title:	Senior Vice President

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